UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 7, 2025

VERISK ANALYTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34480	26-2994223
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

545 Washington Boulevard, Jersey City, NJ	07310
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (201) 469-3000

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange where registered
Common Stock $.001 par value	VRSK	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On August 15, 2025, Verisk Analytics, Inc. (the “Company”) entered into (i) a Term Credit Agreement (the “Term Credit Agreement”) among the Company, the lenders party thereto, and Bank of America, N.A., as administrative agent, and (ii) the Third Amended and Restated Credit Agreement (the “Third A&R Credit Agreement” and, together with the Term Credit Agreement, the “Credit Agreements”) among the Company, the borrowing subsidiaries from time to time party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent, swing line lender and an L/C issuer.

The Term Credit Agreement provides for a senior unsecured three-year delayed draw term loan facility in an aggregate principal amount of $750,000,000 (the “Term Facility”). The availability of the Term Facility is subject to the satisfaction (or waiver) of certain conditions set forth in the Term Credit Agreement, including the substantially concurrent consummation of the Company’s acquisition (the “Acquisition”) of Exactlogix, Inc. d/b/a AccuLynx.com (“AccuLynx”) pursuant to that certain Agreement and Plan of Merger, dated as of July 29, 2025, among the Company, AccuLynx, Lenny Merger Sub, Inc., and Richard Spanton, Jr., an individual, solely in his capacity as representative of the equityholders of ExactLogix thereunder (the “Merger Agreement”). The proceeds of the Term Facility will be used to finance, together with other sources of funds, the Acquisition and to pay related fees and expenses. Unless previously terminated, the commitments under the Term Facility will automatically terminate upon the earliest of (i) the funding of the loans on the closing date of the Acquisition, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) five business days after the Termination Date (as defined in the Merger Agreement as in effect on July 29, 2025, as may be extended in accordance with its terms).

The Third A&R Credit Agreement provides for a five-year senior unsecured revolving credit facility in an aggregate principal amount of $1,250,000,000 (the “Revolving Credit Facility” and, together with the Term Facility, the “Credit Facilities”) and replaces the Company’s existing Second Amended and Restated Credit Agreement, dated as of April 22, 2015 (as amended by the First Amendment dated as of July 24, 2015, the Second Amendment dated as of May 26, 2016, the Third Amendment dated as of May 18, 2017, the Fourth Amendment dated as of August 15, 2019 and the Fifth Amendment dated as of April 5, 2023, the “Existing Credit Agreement”). The Revolving Credit Facility refinances the Company’s $1,000,000,000 existing revolving credit facility under the Existing Credit Agreement and extends the maturity date to August 15, 2030. The proceeds of the Revolving Credit Facility will be used for working capital, acquisitions and other general corporate purposes. All borrowings under the Credit Facilities will be unsecured.

Borrowings under the Credit Facilities bear interest at rates equal to (i) Term SOFR (or in the case of the Revolving Credit Facility, SOFR daily floating rate or an alternative currency rate) plus an applicable margin ranging from 100 to 162.5 basis points, based on the Company’s public debt ratings as determined by S&P Global Ratings, Moody’s Investors Service, Inc. or Fitch Inc. (the “Ratings”) or (ii) a base rate plus an applicable margin ranging from 0 to 62.5 basis points, based on the Company’s Ratings.

The Credit Agreements contain customary representations, warranties, covenants, events of default, leverage-based pricing grids and financial covenants, including a consolidated interest coverage ratio requirement of not less than 3.00:1.00 and a consolidated funded debt leverage ratio requirement of not greater than 3.75:1.00, with the ability to elect one temporary step-up to 4.50:1.00 and one temporary step-up to 4.25:1.00 in connection with the closing of certain permitted acquisitions.

The foregoing descriptions of the Term Credit Agreement and the Third A&R Credit Agreement are qualified in their entirety by reference to the full text of such agreements, which are annexed as Exhibit 10.1 and Exhibit 10.2 hereto and are incorporated by reference in their entirety.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K with respect to the Credit Agreements is incorporated by reference into this Item 2.03.

Item 8.01 Other Events.

On August 7, 2025, the Company entered into an Underwriting Agreement (the “Underwriting Agreement”) by and among the Company and Goldman Sachs & Co. LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC as representatives of the underwriters named therein (the “Underwriters”), pursuant to which the Company agreed to sell to the Underwriters $750,000,000 aggregate principal amount of its 4.500% Senior Notes due 2030 (the “2030 Notes”) and $750,000,000 aggregate principal amount of its 5.125% Senior Notes due 2036 (the “2036 Notes” and, together with the 2030 Notes, the “Securities”). The Securities, which were offered and sold pursuant to the Underwriting Agreement, are registered pursuant to the Company’s shelf registration statement on Form S-3 (File No. 333-270827), filed on March 24, 2023.

On August 21, 2025, the Company and Computershare Trust Company, N.A. as successor to Wells Fargo Bank, N.A., as trustee (the “Trustee”) entered into a sixth supplemental indenture to the Base Indenture (the “Sixth Supplemental Indenture,” and the together with the Base Indenture, the “Indenture”), providing for the issuance of the Securities.

The 2030 Notes bear interest at 4.500% per annum and will mature on August 15, 2030. Interest on the 2030 Notes is payable on February 15 and August 15 of each year beginning February 15, 2026. At any time and from time to time prior to July 15, 2030, the Company may redeem the 2030 Notes, in whole or in part, at a “make-whole” redemption price as described in the Indenture. At any time and from time to time on or after July 15, 2030, the Company may redeem some or all of the 2030 Notes at a redemption price equal to 100% of the principal amount of the 2030 Notes to be redeemed plus accrued and unpaid interest thereon to the redemption date as described in the Indenture.

The 2036 Notes bear interest at 5.125% per annum and will mature on February 15, 2036. Interest on the 2036 Notes is payable on February 15 and August 15 of each year beginning February 15, 2026. At any time and from time to time prior to November 15, 2035, the Company may redeem the 2036 Notes, in whole or in part, at a “make-whole” redemption price as described in the Indenture. At any time and from time to time on or after November 15, 2035, the Company may redeem some or all of the 2036 Notes at a redemption price equal to 100% of the principal amount of the 2036 Notes to be redeemed plus accrued and unpaid interest thereon to the redemption date as described in the Indenture.

The Company intends to use the net proceeds of the offering of the Securities, together with borrowings under the Term Facility in an aggregate principal amount of up to $750 million and cash on hand, to finance the purchase price for the Acquisition and to pay related fees and expenses. In connection with the Acquisition, on July 29, 2025, the Company entered into a commitment letter (as amended, supplemented or otherwise modified from time to time, the “Commitment Letter”) with Goldman Sachs Bank USA (together with the other financial institutions that became party to the Commitment Letter, the “Commitment Parties”), pursuant to which the Commitment Parties extended commitments to provide, subject to the satisfaction of customary closing conditions, a senior unsecured 364-day bridge loan facility in an aggregate principal amount of up to $1.5 billion. Such Commitment Letter was terminated in connection with the issuance of the Securities.

If (i) the Acquisition is not consummated on or prior to the later of (x) January 5, 2026 and (y) the date that is five business days after any later date to which the parties to the Merger Agreement may agree to extend the “Termination Date” in the Merger Agreement (such later date, the “Special Mandatory Redemption End Date”), (ii) the Merger Agreement is terminated (other than in connection with the completion of the Acquisition) or (iii) the Company determines (in which case the Company will notify the Trustee, in writing) that the Acquisition will not be consummated prior to the Special Mandatory Redemption End Date or at all (any of the events described in clause (i), (ii) or (iii), a “Special Mandatory Redemption Event”), the Indenture requires the Company to redeem in whole and not in part the aggregate principal amount of the Securities of each series outstanding on the date upon which the Securities will be redeemed (the “Special Mandatory Redemption Date,” which date shall be no earlier than the fifth business day following the date notice in respect of such Special Mandatory Redemption Event is provided to holders of the Securities and no later than 30 days following the occurrence of the Special Mandatory Redemption Event) at a redemption price equal to 101% of the aggregate principal amount of the Securities of the applicable series plus accrued and unpaid interest, if any, to, but excluding, the Special Mandatory Redemption Date.

The Indenture contains certain restrictions, including a limitation that restricts the Company’s ability and the ability of its subsidiaries to incur liens and enter into sale and leaseback transactions. The Indenture also restricts the ability of the Company to consolidate, merge or transfer all or substantially all of their assets, and requires the Company to offer to repurchase the Securities of either series upon certain change of control events.

The foregoing descriptions of the Underwriting Agreement, the Indenture and the Securities are qualified in their entirety by reference to the Underwriting Agreement, which is filed herewith as Exhibit 1.1, the Base Indenture, which was filed as Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on March 6, 2019, and the Sixth Supplemental Indenture (including the forms of the Securities attached thereto), which is filed herewith as Exhibit 4.1, each incorporated by reference herein. The forms of the Securities are filed as Exhibits 4.2 and 4.3 and a copy of the opinion of Davis Polk & Wardwell LLP, counsel to the Company, relating to the legality of the Securities is filed as Exhibit 5.1 to this Current Report on Form 8-K and all are incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Underwriting Agreement, dated August 7, 2025, by and among Verisk Analytics, Inc. and Goldman Sachs & Co. LLC, BofA Securities, Inc. and Wells Fargo Securities, LLC as representatives of the underwriters named therein.

4.1	Sixth Supplemental Indenture, dated August 21, 2025, between Verisk Analytics, Inc. and Computershare Trust Company, N.A. as successor to Wells Fargo Bank, N.A., as Trustee.

4.2	Form of 4.500% Senior Notes due 2030 (included in Exhibit 4.1).

4.3	Form of 5.125% Senior Notes due 2036 (included in Exhibit 4.1).

5.1	Opinion of Davis Polk & Wardwell LLP.

10.1	Term Credit Agreement, dated as of August 15, 2025, among Verisk Analytics, Inc., the lenders party thereto, and Bank of America, N.A., as administrative agent.

10.2

Third Amended and Restated Credit Agreement, dated as of August 15, 2025, among Verisk Analytics, Inc., the borrowing subsidiaries from time to time party thereto, the lenders party thereto, and Bank of America, N.A., as administrative agent, swing line lender and an L/C issuer.

23.1	Consent of Davis Polk & Wardwell LLP (included in Exhibit 5.1).

104	Cover Page Interactive File (the cover page tags are embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VERISK ANALYTICS, INC.

Date: August 21, 2025	/s/ Kathy Card Beckles
	Name:	Kathy Card Beckles
	Title:	Executive Vice President and Chief Legal Officer